Exhibit 99.1

QTS Board Appointment and Corporate Governance Modifications Release

FOR IMMEDIATE RELEASE

QTS Realty Trust, Inc. Appoints Mazen Rawashdeh to Board of Directors and Announces

Corporate Governance Modifications

OVERLAND PARK, Kan., September 25, 2018 — QTS Realty Trust, Inc. (“QTS” or the “Company”) (NYSE: QTS), a leading provider of software-defined and mega-scale data center solutions, today announced the appointment of Mazen Rawashdeh to its Board of Directors as a new independent director, effective immediately. The Company also announced a number of corporate governance modifications, including the Board’s decision for QTS to opt out of the Maryland Unsolicited Takeover Act (“MUTA”).

Mazen Rawashdeh has more than 25 years of experience in the technology industry, which includes leading massive data center transformations, as well as significant expertise in information security, data protection, and global network and system reliability. He is currently the Chief Infrastructure and Architecture Officer of eBay and was previously the Vice President of Infrastructure Operation Engineering at Twitter. Earlier in his career, he spent more than 10 years at eBay leading its infrastructure and technical operations.

“I’m pleased to welcome Mazen to the QTS Board and am confident his deep expertise managing large-scale, leading-edge technology systems will be a tremendous asset to QTS,” said Chad Williams, Chairman and CEO — QTS. “With today’s announcement, the QTS Board comprises nine directors, eight of whom are independent, underscoring our commitment to regular Board refreshment and independence.”

Additional Governance Modifications

In addition to the appointment of Mr. Rawashdeh, following extensive engagement with QTS stockholders, QTS announced a number of corporate governance modifications, including that the Company has elected to opt out of MUTA.

Consistent with the Company’s practice of reviewing committee composition and leadership, the Company also changed the leadership of its Board Committees: independent director Catherine R. Kinney has been appointed as chair of the Compensation Committee, and independent director Peter A. Marino has been appointed as chair of the Nominating and Governance Committee.

Additionally, QTS has determined to discontinue its going-forward relationship with Quality Office Interiors, which will reduce the Company’s related-party transactions.

Finally, in order to advance the Company’s commitment to aligning incentives for its executive management team with the interests of QTS stockholders, the Company has retained Compensia, a leading compensation consulting firm, to provide strategic compensation counsel to the Compensation Committee. With Compensia’s assistance, the Board will evaluate the effectiveness and competitiveness of the Company’s compensation plan. However, the Company expects that a material component of executive compensation for 2019 will be tied to QTS’ long-term performance and stockholder returns.

Philip P. Trahanas, lead independent director of the QTS Board said, “As part of our commitment to stockholder-friendly practices, the Board has engaged with investors to solicit input on the Company’s corporate governance policies and procedures. These modifications reflect that feedback. Importantly, I am confident these initiatives enhance our solid governance framework and position QTS to continue delivering value for all its stockholders.”

About Mazen Rawashdeh

Mazen Rawashdeh has more than 25 years of experience in the technology industry and significant expertise in information security, information disaster recovery and data protection. Mr. Rawashdeh is currently the Chief Infrastructure and Architecture Officer of eBay. Previously, Mr. Rawashdeh served as the Vice President of Infrastructure Operation Engineering at Twitter, and spent more than 10 years at eBay prior to that, where he led its infrastructure and technical operations. He previously held multiple engineering roles at Loudcloud Inc. and Oracle Corporation. Throughout his career, Mr. Rawashdeh has managed large-scale, leading-edge technology systems at the technical and executive levels. He earned a BsCs in Computer Science and Mathematics from Chapman University.

About QTS

QTS Realty Trust, Inc. (NYSE: QTS) is a leading provider of data center solutions across a diverse footprint spanning more than 6 million square feet of owned mega scale data center space throughout North America. Through its software-defined technology platform, QTS is able to deliver secure, compliant infrastructure solutions, robust connectivity and premium customer service to leading hyperscale technology companies, enterprises, and government entities. Visit QTS at www.qtsdatacenters.com, call toll-free 877.QTS.DATA or follow on Twitter @DataCenters_QTS.

QTS Investor Relations Contact

Stephen Douglas
Vice President Finance
ir@qtsdatacenters.com

Media Contact:

Carter B. Cromley

(703) 861-8245

carter.cromley@qtsdatacenters.com